Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ELECTS DONNA A. JAMES TO BOARD OF DIRECTORS

Marlborough, Mass. (July 15, 2015) — Boston Scientific Corporation (NYSE: BSX) announces the election of Donna A. James to its board of directors, effective immediately.

Donna A. James is the founder and managing director of Lardon & Associates LLC, a business development and executive advisory services firm.  Ms. James has more than 30 years of diverse management and leadership experience, including serving as the former president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, where she had direct responsibility for developing and executing strategies for U.S. and global financial services subsidiaries and affiliates. Ms. James also is the founder and chair of The Center for Healthy Families, a non-profit in Columbus, Ohio, and the former president and appointed chair of the National Women’s Business Council.  She received her B.S. in Accounting from North Carolina A&T State University.

Ms. James currently serves as a director of Time Warner Cable Inc., L Brands, Inc., Marathon Petroleum Inc., as well as FIS Group, a privately-held asset management and investment advisory firm.

“Donna is an accomplished business leader who brings significant financial knowledge, human resources management and organizational planning skills to our Board,” said Pete Nicholas, chairman of the board, Boston Scientific.  “We look forward to her contributions and insights, and are delighted to welcome her to the Board.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

CONTACTS
Media:	Investors:
Kelly Leadem	Susie Lisa, CFA
508-683-5543 (office)	508- 683-5565 (office)
Media Relations	Investor Relations
Boston Scientific Corporation	Boston Scientific Corporation
kelly.leadem@bsci.com	investor_relations@bsci.com